Exhibit 10.26

October 19, 2005
Ms. Barbara Pifel
Weill Medical College of Cornell University
Office of Research & Sponsored Programs
1300 York Avenue, Box 89
New York, NY 10021

Dr. Brij B. Saxena
Weill Medical College of Cornell University
515 East 71st Street, Room 412
New York, NY 10021

Re:  Sponsored Research Agreement between Marc Pharmaceuticals, Inc. and
Weill Medical College Cornell University dated January 22, 2004 (the “Agreement”)

Dear Barbara:

In connection with the Agreement, we have been asked to indicate our intention with respect to the second year of the term in order that you can make appropriate arrangements with the necessary scientific personnel.

This is to confirm that we intend to continue the Agreement for a second year and to fund the research during that year. However, given various circumstances surrounding the research project, we believe that there should be a modification to the payment amount and structure for the second year. To fully replace the $312,500 payment which was to have been due on December 1, 2005 for the second year’s research, we would like the payments for year two to be $250,000 and the payment schedule to be as follows:

November 1, 2005	$25,000
March 1, 2006	$50,000
June 1, 2006	$75,000
September 1, 2006	$100,000

We trust that the foregoing will be acceptable to you as a modification to the Agreement. If it is, please indicate your confirmation by signature and return of the enclosed copy.

Sincerely,
Marc Pharmaceuticals, Inc.

By:_____________________
Name: Robert M. Cohen
Title: President

We hereby confirm our agreement and understanding of the foregoing:

Weill Medical College of Cornell University

By:______________________________
Name:
Title:_____________________________

Principal Investigator

__________________________
Dr. Brij B. Saxena